Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Team Health, Inc.
Knoxville, Tennessee
David Jones, CFO
(865) 693-1000

Team Finance LLC Announces Third Quarter 2008 Results

KNOXVILLE, Tenn. – November 10, 2008 – TeamHealth Inc.’s parent company, Team Finance LLC (the “Company”) today announced results for the third quarter ended September 30, 2008.

The Company previously announced the decision to exit the anesthesia management services business line and substantially completed the disposal of this business line during the third quarter of 2007. In accordance with relevant accounting guidance, the results of the anesthesia management business are reported as discontinued operations in the statements of operations for the periods in 2007 presented in this release.

Net revenue less provision for uncollectibles (“revenue less provision”) in the third quarter of 2008 increased 6.3% to $334.3 million from $314.6 million in the corresponding period of 2007. Same contract revenue less provision for the quarter increased 2.7% to $299.4 million from $291.5 million in the same period a year ago. During the third quarter of 2008, growth in same contract revenue less provision was positively impacted 1.8% by an increase in billed patient volume and a 1.7% increase in contract revenue, while increases in estimated collections per visit contributed 1.1% of growth. These increases were partially offset by the establishment of additional reserves for patient accounts receivables related to potential declines in future collection activity due to deteriorating economic conditions. The reserves established were primarily associated with self pay and collection agency accounts. The valuation adjustment on such accounts constrained growth in same contract revenue by approximately 2.2% between periods. New sales, net of contracts that terminated in the period, and acquisitions contributed $9.4 million and $2.5 million of growth between periods, respectively.

Financial results for the three months ended September 30, 2008 and 2007 reflect reductions of professional liability reserves related to prior years of $26.5 million and $12.5 million, respectively. The professional liability reserve adjustments result from the Company’s most recent actuarial loss estimates which are reviewed during the third quarter of each year. The most recent actuarial loss estimates reflect continued favorable trends in the development of previous loss estimates necessitating the need to adjust prior year reserves during the current period. Also included in the net earnings for the third quarter of 2007 was a loss from discontinued operations (net of tax benefits) of $0.2 million. Net earnings increased 48.7% to $22.9 million in the third quarter of 2008, compared to $15.4 million in the third quarter of 2007.

Net revenue less provision for the nine months ended September 30, 2008 increased 8.9% to $999.8 million from $918.5 million in the same period of 2007. Same contract revenue less provision for the first nine months of 2008 increased 4.8% to $847.4 million from $808.2 million in the corresponding period of 2007. The increase in same contract revenue was due primarily to increases in contract revenue and billed patient volume which contributed 2.4% and 2.0%, respectively, of growth between periods. Increases in estimated collections per visit, net of valuation adjustments, contributed the remainder of same contract growth. New sales, net of contracts that terminated in the period and acquisitions contributed $37.0 million in 2008 and $5.1 million in 2007 of growth between periods.

Financial results for the nine months ended September 30, 2008 and 2007 reflect reductions of professional liability reserves related to prior years of $40.4 million and $32.1 million, respectively. The results for the first nine months of 2008 were also impacted by $1.8 million of non-recurring transaction costs associated with fees incurred in connection with a terminated acquisition effort. Included in net earnings for the nine months ended September 30, 2007 was a loss from discontinued operations (net of tax benefit) of $0.5 million. Net earnings increased 19.0% to $50.1 million for the first nine months of 2008 compared to $42.1 million in the corresponding period of 2007.

As of September 30, 2008, the Company had cash and cash equivalents of approximately $67.0 million and a revolving credit facility of $125.0 million (without giving effect to $7.7 million of undrawn letters of credit). Of the $125.0 million revolving credit facility, $15.0 million is held by Lehman Brothers Commercial Paper, Inc., a subsidiary of Lehman Brothers Holdings, Inc. Due to the Lehman Brothers Holdings, Inc. bankruptcy filing on September 15, 2008, at this time it is not certain if this portion of the revolving credit facility is available to the Company. The Company does not believe the potential reduction in available capacity under the revolving credit facility will have a material impact on its liquidity or the liquidity of its subsidiaries. During the first nine months of 2008, the Company made scheduled debt payments of $3.2 million. As a result, the Company’s total outstanding debt as of September 30, 2008 was $628.3 million and there were no amounts outstanding under the revolving credit facility. Cash flow provided by operations (after interest, taxes and changes in working capital) for the nine months ended September 30, 2008 increased to $62.9 million compared to $50.5 million for the same period in 2007. Contributing to the increase in operating cash flow between years was an improvement in profitability and a lower level of accounts receivable funding during 2008.

Greg Roth, President and Chief Executive Officer of TeamHealth said, “We are pleased with our operating results despite the current challenging economic environment. During the third quarter, we increased net revenues, earnings and cash flows due to the investments we made over the years in key areas of our operating infrastructure such as our risk management program and our revenue cycle. Such investments are central to our core mission of supporting our hospital clients, affiliated physicians and other clinicians to enable them to provide exceptional patient care on a daily basis. Our solid financial position and strong liquidity provides overall stability to our Company as well as to our customers, providers, and employees in these challenging times. We are confident we are taking the necessary steps needed to maintain our strong financial position and add additional value to all our constituents.”

Lynn Massingale, M.D., Executive Chairman of TeamHealth, added, “The favorable financial and operating results we realized are due in large part to the dedication of our affiliated providers and employees who continue to strive to improve the quality of services they provide to our hospitals and patients. Moving forward, we are committed to support and better serve all of these important partners so that they can continue to deliver the highest standards of care.”

Conference Call

As previously announced, TeamHealth will hold an investor conference call at 10:00 a.m. Eastern Time on November 11, 2008. All interested parties may listen to the call by calling (888) 290-3292. A taped replay of the call will be available after 1:00 p.m. Eastern Time Tuesday, November 11, 2008, through midnight on Tuesday, November 18, 2008, by calling (800) 642-1687, access code 71497395.

About TeamHealth

Founded in 1979, TeamHealth is headquartered in Knoxville, Tennessee. TeamHealth is affiliated with more than 6,100 healthcare professionals who provide emergency medicine, radiology, hospital medicine, urgent care and pediatric staffing and management services to approximately 550 civilian and military hospitals, and clinics and physician groups in 46 states. For more information about TeamHealth, visit www.teamhealth.com or call 800.818.1498.

Statements made in this communication that are not historical facts and that reflect the current view of Team Finance LLC or TeamHealth, Inc. (collectively the “Company”) about future events and financial performance are hereby identified as “forward looking statements.” Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies. The Company cautions readers of this communication that such “forward looking statements”, including without limitation, those relating to the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this communication or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements”. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements, include, but are not limited to those factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including filings on Forms 10-Q and 10-K.

The Company disclaims any intent or obligation to update “forward looking statements” made in this communication to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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Team Finance LLC

Financial Highlights

	Three Months Ended September 30,
	2008	2007
	(Unaudited)
	(In thousands)
Net revenue	$582,749	$550,949
Provision for uncollectibles	248,447	236,345

Net revenue less provision for uncollectibles	334,302	314,604
Cost of services rendered
Professional service expenses	265,633	241,400
Professional liability costs	(15,535)	1,052

Gross profit	84,204	72,152
General and administrative expenses	29,318	28,496
Management fee and other expenses	960	1,217
Transaction costs	19	—
Depreciation and amortization	4,553	3,868
Interest expense, net	10,438	13,639

Earnings from continuing operations before income taxes	38,916	24,932
Provision for income taxes	15,986	9,352

Earnings from continuing operations	22,930	15,580
Loss from discontinued operations less applicable benefit from income taxes of $95	—	(152)

Net earnings	$22,930	$15,428

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Team Finance LLC

Financial Highlights

	Nine Months Ended September 30,
	2008	2007
	(Unaudited)
	(In thousands)
Net revenue	$1,720,775	$1,555,082
Provision for uncollectibles	720,968	636,570

Net revenue less provision for uncollectibles	999,807	918,512
Cost of services rendered
Professional service expenses	779,426	703,412
Professional liability costs	(2,986)	7,266

Gross profit	223,367	207,834
General and administrative expenses	88,277	83,310
Management fee and other expenses	2,745	3,035
Transaction costs	1,805	—
Depreciation and amortization	12,559	10,956
Interest expense, net	34,033	41,430

Earnings from continuing operations before income taxes	83,948	69,103
Provision for income taxes	33,885	26,552

Earnings from continuing operations	50,063	42,551
Loss from discontinued operations less applicable benefit from income taxes of $312	—	(499)

Net earnings	$50,063	$42,052

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Team Finance LLC

Financial Highlights

Under the indenture governing the senior subordinated notes, the Company’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and paying certain dividends is tied to ratios based on Adjusted EBITDA (which is defined as “EBITDA” in the indenture). Adjusted EBITDA under the indenture is defined as net earnings before interest expense, taxes, depreciation and amortization, as further adjusted to exclude unusual items, non-cash items and the other adjustments shown in the table below. We believe that the disclosure of the calculation of Adjusted EBITDA provides information that is useful to an investor’s understanding of the Company’s liquidity and financial flexibility. Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. Adjusted EBITDA as calculated under the indenture for the senior subordinated notes is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net earnings	$22,930	$15,428	$50,063	$42,052
Loss from discontinued operations, net of taxes	—	152	—	499
Interest expense, net	10,438	13,639	34,033	41,430
Provision for income taxes	15,986	9,352	33,885	26,552
Depreciation and amortization	4,553	3,868	12,559	10,956

EBITDA	53,907	42,439	130,540	121,489
Management fee and other expenses (a)	960	1,217	2,745	3,035
Transaction costs	19	—	1,805	—
Restricted unit expense (b)	163	140	439	417
Insurance subsidiary interest income	1,173	844	3,040	2,330
Severance and other charges	(118)	265	1,340	1,610

Adjusted EBITDA*	$56,104	$44,905	$139,909	$128,881

*	Adjusted EBITDA totals include the effects of professional liability loss reserve adjustments associated with prior years of $26,529 and $12,490 for the three months ended September 30, 2008 and 2007, respectively, and $40,364 and $32,089 for the nine months ended September 30, 2008 and 2007, respectively.
(a)	Reflects management sponsor fee and loss on disposal of assets.
(b)	Reflects costs related to the recognition of expense in connection with the issuance of restricted units under the 2005 unit plan.

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Team Finance LLC

Financial Highlights

Balance Sheet Data

	September 30, 2008	December 31, 2007
	(Unaudited)
	(In thousands)
Cash and cash equivalents	$67,017	$30,290
Accounts receivable, net	226,067	222,603
Long term debt, including current portion	628,312	631,500

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